FlexShares Trust

				SECRETARY'S CERTIFICATE

The undersigned hereby certifies that he is the Secretary of the FlexShares Trust (the "Trust"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 29th day of October, 2018 and that said resolutions are in full force and effect:

RESOLVED, that FlexShares Trust (the "Trust") be named as an insured under a fidelity bond having an aggregate coverage of $2,500,000 issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of loss as are covered by standard fidelity bonds, covering the officers and other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940 (the "1940 Act"); and it is

FURTHER RESOLVED, that the proposed form and amount of the fidelity bond discussed at this meeting is hereby approved, after consideration of all factors deemed relevant by the Board, including but not limited to the expected value of the assets of the Trust, the estimated amount of the premium for such bond, the type and terms of arrangements made for the custody and safekeeping of the Trust's assets, and the nature of the Trust's portfolio securities;
and it is

FURTHER RESOLVED, that the appropriate officers of the Trust are hereby authorized and directed to take any actions as he or she may deem necessary or desirable and necessary in order to conform the fidelity bond to the provisions of the 1940 Act and the rules and regulations thereunder; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust are hereby authorized to execute and deliver said fidelity bond in substantially the form discussed at this meeting; and it is

FURTHER RESOLVED, that the Secretary is hereby designated as the officer responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.

Dated this 1st day of February, 2019

						/s/ Jose J. Del Real
						_____________________
						Jose J. Del Real
						Secretary